Exhibit 7.(c)

Exhibit 7c. List of Reinsurers

For Protective’s Single Premium Plus, Preserver, and Preserver II Variable Life products:

*Generali USA Life Reassurance Company (Kansas City, Missouri)

*Munich American Reassurance Company (Atlanta, Georgia)

  Reinsurance Company of Hannover (Orlando, Florida)

*RGA Reinsurance Company (Chesterfield, Missouri)

  SCOR Global Life U.S. Re Insurance Company (Plano, Texas)

  SCOR Global Life Re Insurance Company of Texas (Plano, Texas) (fka Revios Reinsurance US Inc. (Los Angeles, CA);
fka Gerling Global Life Reinsurance Company (Los Angeles, CA))

  Security Life of Denver Insurance Company (Denver, Colorado)

*Swiss Re Life & Health America Inc. (Hartford, Connecticut)

*The Canada Life Assurance Company (Toronto, Ontario, Canada) (new reinsurer for 2001 CSO VUL business)

  Transamerica Life Insurance Company (Cedar Rapids, Iowa) (fka Transamerica Occidental Life Insurance Company
(Cedar Rapids, Iowa))